Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Spark Therapeutics, Inc.:

We consent to the use of our report dated February 27, 2018, with respect to the consolidated balance sheets of Spark Therapeutics, Inc. and subsidiaries as of December 31, 2016 and 2017, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.
/s/ KPMG LLP
Philadelphia, Pennsylvania
January 24, 2019